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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  January 16, 2003

MACKIE DESIGNS INC.
(Exact name of registrant as specified in charter)

Washington (State or other jurisdiction of incorporation)	0-26524 (Commission File Number)	91-1432133 (IRS Employer Identification No.)

MACKIE DESIGNS INC.
16220 Wood-Red Road, N.E.
Woodinville, Washington 98072
(Address of principal executive offices) (Zip Code)

(425) 487-4333
(Registrant's telephone number, including area code)

Item 5.    Other Events and Regulation FD Disclosure.

        On January 16, 2003, Mackie Designs Inc. announced that it had agreed to an equity investment by an affiliate of Sun Capital Partners, a Boca Raton-based private investment firm.

        Under the proposed transaction, Sun Capital would acquire approximately 9.8 million shares of Mackie common stock, or approximately 65% of Mackie's total common stock outstanding, through the purchase of approximately 7.4 million outstanding shares from certain selling shareholders and approximately 2.4 million newly issued shares for a total of approximately $10 million in cash.

        "We are excited about this transaction, which we expect to close by the first week of February," said Chief Executive Officer Jamie Engen. "Upon closing, Mackie will receive approximately $6.3 million in fresh capital. Just as important, we also expect to benefit from the active support and hands-on participation of Sun Capital in assisting us to improve existing operations and to pursue potential new opportunities." He added that although Company founder Greg Mackie is selling a portion of his shares in the transaction with Sun Capital, he will remain a shareholder and will enter into an exclusive consulting agreement with Mackie at closing.

        "We are excited about our investment in Mackie," said Jason Neimark, Vice President of Sun Capital Partners. He added, "Mackie has a strong brand, loyal customer base, and solid work force. We look forward to working with the management team to fully leverage these strong attributes and to position the Company for long-term success."

        Engen continued, "We are focused on reducing costs and increasing productivity throughout the organization, including the rationalization of Mackie's global manufacturing operations, R&D, and product lines. We are making progress in these efforts, and welcome the involvement of Sun Capital as an active partner in the next phase of our growth."

        Engen noted that the proposed transaction is subject to certain conditions, including Mackie's ability to refinance its current debt on terms satisfactory to Sun Capital, Sun Capital's approval of additional information to be delivered by Mackie, and other customary terms and conditions. Mackie also intends to voluntarily file for delisting from the Nasdaq National Market effective as of the closing and intends to be approved for trading on the OTC Bulletin Board.

        Sun Capital Partners, Inc. is a leading private investment firm focused on investing in market-leading companies that can benefit from its in-house operating professionals and experience. Sun Capital has invested in approximately 40 companies since its inception in 1995 with combined revenues in excess of $4 billion. For more information, visit www.suncappart.com.

        Mackie Designs is a leading designer, manufacturer and marketer of professional audio equipment. The Company sells audio mixers, mixer systems, power amplifiers, and professional loudspeakers. For more information, visit www.mackie.com.

Item 7.    Financial Statements, Pro Forma Financial Information and Exhibits.

        (c)    Exhibits.

          2.1    Stock Purchase Agreement, dated as of January 16, 2003, by and among Sun Mackie, LLC, Mackie Designs Inc., Gregory Mackie, on behalf of himself and as the sole trustee of the Clair Mackie Irrevocable Trust, the Nathalia Mackie Irrevocable Trust, the Kathleen Staples Irrevocable Trust and the Christine Radke Irrevocable Trust, and C. Marcus Sorenson and Judith B. Sorenson, as co-trustees of the Children of Matthew Adam Sorenson Irrevocable Trust, the Children of Karen Marie Lopez Irrevocable Trust, the Children of Kimberly Kaye Parker Irrevocable Trust, the Matthew Adam Sorenson Irrevocable Trust, the Karen Marie Lopez Irrevocable Trust, the Kimberly Kaye Parker Irrevocable Trust and the Sorenson Family Trust

          2.2    Management Services Agreement by and between Mackie Designs Inc. and Sun Capital Partners Management, LLC

          99.1    Text of Press Release issued January 16, 2003

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MACKIE DESIGNS INC.
	By:	/s/ WILLIAM A. GARRARD William A. Garrard Vice President, Finance and Chief Financial Officer
Dated: January 16, 2003

EXHIBIT INDEX

Exhibit Number	Description
2.1	Stock Purchase Agreement, dated as of January 16, 2003, by and among Sun Mackie, LLC, Mackie Designs Inc., Gregory Mackie, on behalf of himself and as the sole trustee of the Clair Mackie Irrevocable Trust, the Nathalia Mackie Irrevocable Trust, the Kathleen Staples Irrevocable Trust and the Christine Radke Irrevocable Trust, and C. Marcus Sorenson and Judith B. Sorenson, as co-trustees of the Children of Matthew Adam Sorenson Irrevocable Trust, the Children of Karen Marie Lopez Irrevocable Trust, the Children of Kimberly Kaye Parker Irrevocable Trust, the Matthew Adam Sorenson Irrevocable Trust, the Karen Marie Lopez Irrevocable Trust, the Kimberly Kaye Parker Irrevocable Trust and the Sorenson Family Trust
2.2	Management Services Agreement by and between Mackie Designs Inc. and Sun Capital Partners Management, LLC
99.1	Text of Press Release dated January 16, 2003

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  Item 5. Other Events and Regulation FD Disclosure.
  Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.
SIGNATURES
EXHIBIT INDEX